                                                                   EXHIBIT 11.1

                               SCANSOURCE, INC.

          COMPUTATION OF HISTORICAL EARNINGS PER SHARE--FULLY DILUTED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  Income per share calculations:

                                                     FISCAL YEAR ENDED JUNE 30,
                                                     --------------------------
                                                       1995     1996     1997
                                                     -------- -------- --------
   Net income......................................  $  1,511 $  1,858 $  2,540
   Interest on assumed warrant and UPO exercise
    (1)............................................       140       21      --
                                                     -------- -------- --------
                                                        1,651    1,879    2,540
   Weighted average number of common and common
    equivalent shares are as follows:
     Weighted average common shares outstanding....     2,153    3,088    3,248
     Shares issued from assumed exercise of options
      and warrants (1).............................     1,118      472      217
                                                     -------- -------- --------
   Weighted average number of common and common
    equivalent shares outstanding..................     3,271    3,560    3,465
                                                     ======== ======== ========
   Per share data:
     Net income....................................  $   0.50 $   0.53 $   0.73
                                                     ======== ======== ========

- --------
(1) Amounts represent interest income related to the exercise of warrants and UPO. Proceeds from assumed exercise of warrants and UPO were assumed to be used first to repurchase outstanding shares (limited to 20% of total shares outstanding) and the remainder to pay debt and be invested.
(2) Shares issued from assumed exercise of options, warrants and UPO include the number of incremental shares which would result from applying the treasury stock method for options, warrants and UPO. (APB 15, paragraph 38 and Staff Accounting Bulletin No. 83)